Exhibit (a)(1)(i)

ENGEX, INC.

CODE OF ETHICS

WHEREAS, ENGEX, INC. (the “Fund”) is a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and Ethics;

WHEREAS, Rule 17j-1 under the 1940 Act requires the Fund to adopt a Code of WHEREAS, the purpose of Rule 17j-1 is to prevent Access Persons (as defined in Section I.A below) of the Fund in connection with the purchase or sale of a security held or to be acquired by the Fund from (i) employing any device, scheme or artifice to defraud the Fund; (ii) making any untrue statements of material fact to the Fund or omitting to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; (iv) or engaging in any manipulative practice with respect to the Fund;

NOW, THEREFORE, the Fund hereby adopts this Code of Ethics as of this 15th day of January 2000, superseding any prior Code of Ethics adopted by the Fund.

I.	DEFINITIONS

For purposes of this Code of Ethics the following terms shall have the meanings set forth below:

A.	“Access Person” means any director, officer, or Advisory Person of the Fund or of the Fund’s Investment Adviser; provided, however, that any persons who are access persons of any investment adviser of or administrator for the Fund and who reports his or her securities and transactions to such investment adviser or administrator in accordance with Rule 17j-1 of the 1940 Act, shall not be deemed an Access Person of the Fund.

B.	“Advisory Person” means

1.	any employee of the Fund or its investment adviser (or of any entity in a control relationship with the Fund or its investment adviser, as defined in Section E hereof) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information (other than publicly available information) regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	any natural person directly or indirectly owning, controlling, or holding with power to vote, 25% or more of the outstanding voting securities of the Fund or its investment advisers who obtains information (other than publicly available information) concerning recommendations made by the Fund or its investment advisers with regard to the purchase or sale of a security.

C.	“Affiliated Persons” or “Affiliates” means

1.	any employee of the Fund or any member of the immediate family (defined as spouse, child, mother, father, brother, sister, in-law or any other relative) of any Access Person who lives in the same household as such Access Person or who is financially dependent upon such person;

2.	any account for which any of the persons described above is a custodian, trustee or otherwise acting in a fiduciary capacity, or with respect to which any such person either has the authority to make investment decisions or from time to time gives investment advice; and

3.	any partnership, corporation, joint venture, trust or other entity in which any employee of the Fund or Access Person of the Fund directly or indirectly, in the aggregate, has a 10% or more beneficial interest or for which any such person is a general partner or an executive officer.

D.         “Beneficial ownership of a security” by any person includes securities held by: (a) a spouse, minor children or relatives who share the same home with such person; (b) an estate for such person’s benefit; (c) a trust, of which (i) such person is a trustee or such person or members of such person’s immediate family have a vested interest in the income or corpus of the trust, or (ii) such person owns a vested beneficial interest, or (iii) such person is the settlor and such person has the power to revoke the trust without the consent of all the beneficiaries; (d) a partnership in which such person is a partner; (e) a corporation (other than with respect to treasury shares of the corporation) of which such person is an officer, director or 10% stockholder; (f) any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; or (g) such person’s spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time. A beneficial owner of a security also includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power with respect to such security. Voting power includes the power to vote, or to direct the voting of such security, and investment power includes the power to dispose, or to direct the disposition of such security. A person is the beneficial owner of a security if he has the right to acquire beneficial ownership of such security at any time within sixty

(60) days.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a corporation. Any person who owns beneficially, either directly or through one or more controlled corporations, more than 25% of the voting securities of a corporation shall be presumed to control such corporation.

F.	“Covered Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that “security” shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies.

G.	“Covered Security held or to be acquired” by the Fund means:

1.	any security which, within the most recent fifteen (15) days,

2.	is or has been held by the Fund, or

3.	is being or has been considered by the Fund for purchase by the Fund; or

4.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

H.	“Investment Adviser” means American Investors Advisors, Inc. or any of its successor entities.

I.	“Purchase or sale of a Covered Security” includes the writing of an option to purchase or sell a security.

II.	COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

A.	All employees shall have and maintain knowledge of and shall comply strictly with all applicable Federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his or her activities.

B.	Each employee will be given a copy of the Code of Ethics at the time of his or her employment and each Access Person is required to submit a statement at least annually that he or she has reviewed the Code of Ethics.

C.	All employees shall comply strictly with procedures established by the Fund to ensure compliance with applicable Federal and state laws and regulations of governmental agencies and self-regulatory organizations. The employees shall not knowingly participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act which would violate any provision of this Code of Ethics, or any rules adopted thereunder.

D.	Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his or her control, with a view to preventing any violation by such persons of applicable statutes or regulations, the Fund procedures or the provisions of this Code of Ethics or procedures adopted in furtherance thereof.

E.	Any employee encountering evidence that acts in violation of applicable statutes or regulations or provisions of this Code of Ethics or procedures adopted in furtherance thereof have occurred shall report such evidence to the President of the Fund who will report to the Board of Directors of the Fund.

III.	CONFIDENTIALITY OF TRANSACTIONS

A.	Information relating to the Fund’s portfolio and research and studies activities is confidential until publicly available. Whenever statistical information or research is supplied to or requested by the Fund, such information must not be disclosed to any persons other than persons designated by the President or the Board of Directors of the Fund. If the Fund is considering a particular purchase or sale of a security, this must not be disclosed except to such duly authorized persons.

B.	Any employee authorized to place orders for the purchase or sale of securities on behalf of the Fund shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of securities for the account of the Fund will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported to the Securities and Exchange Commission or the Fund’s shareholders in the normal course of business.

C.	If any employee of the Fund or Access Person should obtain information concerning the Fund’s portfolio (including, the consideration by the Fund of acquiring, or recommending any security for the Fund’s portfolio), whether in the course of such person’s duties or otherwise, such person shall respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person’s services to the Fund to do so or such person is specifically authorized to do so by the President of the Fund.

IV.	ETHICAL STANDARDS

A.	Every employee, in making any investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

B.	No employee shall undertake independent practice for compensation in competition with the Fund.

C.	The employees and Access Persons of the Fund and their Affiliated Persons, shall conduct themselves in a manner consistent with the highest ethical standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with the Fund or which may be otherwise detrimental to the interests of the Fund.

D.	An employee having discretion as to the selection of broker-dealers to execute securities transactions for the Fund shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers to the Fund. An employee shall not, directly or indirectly, receive a fee or commission from any source in connection with the sale or purchase of any security for the Fund.

E.	In addition, the Fund and those responsible for the selection process shall take all actions reasonably calculated to ensure that they engage broker-dealers to transact business with the Fund whose partners, officers and employees, and their respective affiliates, conduct themselves in a manner consistent with the provisions of this Section IV.

F.	Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that is or may be competitive with his responsibilities to another person or entity (such as the Fund) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between the Fund on the one hand, and its employees and Access Persons and their respective affiliates, on the other hand, such conflicts may result from the purchase or sale of securities for the account of the Fund and for the account of any affiliated person or from the purchase or sale for the account of the Fund of securities in which an Access Person or employee of the Fund, or his or her affiliates, has an interest. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the Fund.

V.	ACTIVITIES AND TRANSACTIONS OF ACCESS PERSONS

A.	No Access Person shall recommend to, or cause or attempt to cause, the Fund to acquire, dispose of, or hold any Covered Security which such Access Person or any Affiliated Person has direct or indirect beneficial ownership unless the Access Person shall first disclose in writing to the President of the Fund all facts reasonably necessary to identify the nature of the ownership of such Access Person or Affiliated Person in such security.

B.	No Access Person or Affiliated Person shall engage in a purchase or sale of a Covered Security, other than on behalf of the Fund, with respect to any Covered Security held or to be acquired by the Fund, unless such transaction is: only remotely potentially harmful to the Fund because it would be unlikely to affect trading in or the market value of the Covered Security; or non-volitional on the part of the Access Person or the Affiliated Person; or clearly not related economically to the securities to be acquired, disposed of or held by the Fund; or in light of all relevant facts and circumstances, otherwise not disadvantageous to the Fund.

C.	If, as a result of fiduciary obligations to other persons or entities, an Access Person believes that he or she or an Affiliated Person of such Access Person is unable to comply with certain provisions of the Code, such Access Person shall so advise the President of the Fund in writing, setting forth with reasonable specificity the nature of such fiduciary obligations and the reasons why such Access Person believes he or she or such Affiliated Person is unable to comply with any such provisions. The President of the Fund may, in his discretion, exempt such Access Person or any Affiliated Person from any such provisions, if the President of the Fund determines that the services of such Access Person are valuable to the Fund and the failure to grant such exemption is likely to cause such Access Person to be unable to render services to the Fund. Any Access Person granted an exemption, or for whom an Affiliated Person has been granted an exemption, pursuant to this Section shall, within three business days after engaging in a purchase or sale of a Covered Security held or to be acquired by the Fund, furnish the President of the Fund with a written report concerning such transaction, setting forth the information specified in Section VI hereof.

VI.	REPORTING PROCEDURES

A.	Except as provided by Section E hereof, every Access Person shall report to the President of the Fund, or person designated by the President of the Fund, the information described in Sections B, C, and D hereof with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security (whether or not such security is a security held or to be acquired by the Fund); provided, however, that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

B.	Initial Securities Holdings Report. Each Access Person, within ten calendar days of becoming an Access Person, must report to the Fund, the following information:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date that the report is submitted by the Access Person.

C.	Quarterly Securities Transactions Report. Each Access Person, within ten calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, must report to the Fund the following information:

1.	With Respect to Transactions During the Quarter In Covered Securities In Which the Access Person Had or Acquired Any Direct or Indirect Beneficial Ownership In the Security:

(a)	The date of transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price at which the transaction was effected; and

(d)	The name of the broker, dealer or bank with or through which the transaction was effected.

(e)	The date that the report is submitted by the Access Person.

2.	With Respect to Accounts In Which Any Covered Securities Were Held:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

D.	Annual Securities Holdings Report. Each Access Person, within 20 calendar days after December 31 of each year, must report the following information to the Fund:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of December 31;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the report is submitted by the Access Person.

In the event that no Covered Securities are held as of December 31, the report should specify that securities were not held as of such date. This report should include all Covered Securities and other financial property, including book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one’s home, or in the trust department of a bank or trust company.

E.	Notwithstanding the provisions of Section A hereof,

1.	No person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

2.	A Director of the Fund who is not an “interested person” of the Fund (as defined by Section 2(a)(19) of the 1940 Act) and who would be required to report solely by reason of being a Director of the Fund is not required to make:

(a)	An Initial Securities Holdings Report under Section B or an Annual Securities Holdings Report under Section D; and

(b)	A Quarterly Securities Transactions Report under Section C, unless the Director knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund, should have known that during the 15-day period immediately before or after the Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its Investment Adviser considered purchasing or selling the Covered Security.

3.	No Quarterly Securities Transactions Report is required from an Access Person of the Fund if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, or its Investment Adviser, if all of the information required to be contained in the Quarterly Securities Transactions Report is contained in such broker trade confirmations or account statements that are received within ten days after the end of the calendar quarter.

VII.	REVIEW PROCEDURES

A.	The reports submitted by Access Persons pursuant to Section C hereof shall be reviewed at least quarterly by the President of the Fund, or such other persons or committees as shall be designated by the President of the Fund, in order to monitor compliance with this Code of Ethics. The President shall report quarterly all failures to comply with this Code of Ethics to the Board of Directors.

B.	If it is determined that (i) a violation of this Code of Ethics has occurred and (ii)the person violating this Code of Ethics has purchased or sold a Covered Security at a more advantageous price than that obtained by the Fund, such person shall be required to offer to sell to or purchase from the Fund, as the case may be, such Covered Security at the more advantageous price. If this cannot be consummated, then the President of the Fund shall take such other course of action as it may deem appropriate. With respect to any violation of this Code of Ethics, the President of the Fund may take any preventive, remedial or other action which it may deem appropriate. If it is believed by any person subject to this Code of Ethics or by the Board of Directors, after considering all relevant facts and circumstances, that a conflict of interest exists or may exist between the Fund and any person subject to this Code of Ethics, then the detected violation of this Code of Ethics shall be referred to the Board of Directors for its consideration and action.

C.	At least annually, the Fund shall furnish to the Board of Directors a written report that:

1.	Describes any issues arising under this Code of Ethics or procedures adopted in furtherance thereof, including but not limited to, any information about material violations of this Code of Ethics, procedures adopted in furtherance thereof, and sanctions impose in response to such material violations; and

2.	Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

D.	The records created and maintained under this Code of Ethics shall be maintained as follows:

1.	A copy of each Code of Ethics for the Fund that is in effect, or was in effect at any time in the last five years, must be maintained in an easily accessible place.

2.	A record of any violations of the Code of Ethics and any action taken as a result of a violation must be maintained in an easily accessible place for five years after the end of the fiscal year in which the violation occurs.

3.	All Initial Securities Holdings Reports, Quarterly Securities Transactions Reports and Annual Securities Holdings Reports from Access Persons, and all reports from the Fund, its investment adviser(s) and its principal underwriter, shall be maintained for at least five years after the end of the fiscal year in which the report was made, the first two years in an easily accessible place.

4.	A record of all persons currently or within the past five years who are or were required to make reports and persons designated to review the reports required under this Code of Ethics shall be maintained in an easily accessible place.

ENGEX, INC.

List of Access Persons Required to Report Under Code of Ethics

ENGEX, INC.

CERTIFICATION

I hereby certify to Engex, Inc. that I have read and understand the Code of Ethics dated January 15, 2000, and will act in accordance with the policies and procedures expressed therein.

(Date)	(Signature)

(Printed Name)